Exhibit 99.1
Exhibit 99.1

CBSH
1000 Walnut Street / Suite 700 / Kansas City, Missouri 64106 / 816.234.2000

FOR IMMEDIATE RELEASE:
Thursday, July 21, 2022

COMMERCE BANCSHARES, INC. REPORTS
SECOND QUARTER EARNINGS PER SHARE OF $.96

    Commerce Bancshares, Inc. announced earnings of $.96 per share for the three months ended June 30, 2022, compared to $1.32 per share in the same quarter last year and $.97 per share in the first quarter of 2022. Net income for the second quarter of 2022 amounted to $115.8 million, compared to $162.3 million in the second quarter of 2021 and $118.2 million in the prior quarter.

For the six months ended June 30, 2022, earnings per share totaled $1.93, compared to $2.38 for the first six months of 2021. Net income amounted to $233.9 million for the six months ended June 30, 2022, compared to $293.3 million in the comparable period last year. For the year to date, the return on average assets was 1.35%, and the return on average equity was 15.28%.

“Against the backdrop of an uncertain economy, we are pleased with our second quarter performance,” said John Kemper, Chief Executive Officer. “Consumer and commercial spending remain at healthy levels, despite supply chain impacts, inflation, and geopolitical challenges. Our balance sheet has been well-positioned for rising rates, which resulted in an expansion in net interest margin this quarter.”

“Capital levels and credit quality metrics remain very strong and we have ample liquidity to meet the increased loan demand across our markets.”

Second Quarter 2022 Financial Highlights:

•Net interest income was $232.4 million, a $23.6 million increase over the prior quarter. Net interest margin increased 34 basis points to 2.79%.

•Non-interest income totaled $139.4 million, an increase of $7.7 million compared to the prior quarter.

•Non-interest expense totaled $213.5 million, an increase of $7.9 million compared to the prior quarter.

•Average loan balances totaled $15.5 billion, an increase of $262.4 million, or 1.7%, from the prior quarter.

•Total average available for sale debt securities decreased 4.4%, or $654.6 million, over the prior quarter to $14.3 billion, at fair value. Purchases of securities during the quarter totaled $73.8 million, with a weighted average yield of approximately 3.03%.

•Compared to the prior quarter, average deposits declined $622.5 million, or 2.1%. The average rate paid on interest bearing deposits was 7 basis points.

Exhibit 99.1
•The ratio of annualized net loan charge-offs to average loans was .10% compared to .12% in the prior quarter.

•Non-accrual loans totaled $7.9 million compared to $8.3 million in the prior quarter. Non-accrual loans were .05% of total loans.

•At June 30, 2022, the allowance for credit losses on loans increased to $138.0 million and the ratio of allowance for credit losses on loans to total loans was .88%.

•The Company purchased 846,223 shares of its common stock this quarter at an average price of $67.77.

•Total assets at June 30, 2022 were $33.4 billion, a decrease of $1.6 billion, or 4.4%, from the prior quarter.

•For the quarter, the return on average assets was 1.36%, the return on average equity was 16.29%, and the efficiency ratio was 57.3%.

Commerce Bancshares, Inc. is a regional bank holding company offering a full line of banking services through its subsidiaries, including payment solutions, investment management and securities brokerage. One of its subsidiaries, Commerce Bank, leverages more than 155 years of proven strength and experience to help individuals and businesses solve financial challenges. In addition to offering payment solutions across the U.S., Commerce Bank currently operates full-service banking facilities across the Midwest including the St. Louis and Kansas City metropolitan areas, Springfield, Central Missouri, Central Illinois, Wichita, Tulsa, Oklahoma City, and Denver. It also maintains commercial offices in Dallas, Houston, Cincinnati, Nashville, Des Moines, Indianapolis, and Grand Rapids. Commerce delivers high-touch service and sophisticated financial solutions at regional branches, commercial offices, ATMs, online, mobile and through a 24/7 customer service line.

This financial news release and the supplementary Earnings Highlights presentation are available on the Company’s website at https://investor.commercebank.com/news-info/financial-news-releases/default.aspx.
* * * * * * * * * * * * * * *
For additional information, contact
Matt Burkemper, Investor Relations
(314) 746-7485
www.commercebank.com
matthew.burkemper@commercebank.com

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
(Unaudited) (Dollars in thousands, except per share data)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
FINANCIAL SUMMARY
Net interest income	$232,385	$208,786	$207,982	$441,171	$413,730
Non-interest income	139,427	131,769	139,143	271,196	275,188
Total revenue	371,812	340,555	347,125	712,367	688,918
Investment securities gains	1,029	7,163	16,804	8,192	26,657
Provision for credit losses	7,162	(9,858)	(45,655)	(2,696)	(51,887)
Non-interest expense	213,505	205,648	198,126	419,153	390,699
Income before taxes	152,174	151,928	211,458	304,102	376,763
Income taxes	32,021	31,902	45,209	63,923	77,285
Non-controlling interest expense	4,359	1,872	3,923	6,231	6,180
Net income attributable to Commerce Bancshares, Inc.	$115,794	$118,154	$162,326	$233,948	$293,298
Earnings per common share:
Net income — basic	$0.96	$0.97	$1.32	$1.93	$2.38
Net income — diluted	$0.96	$0.97	$1.32	$1.93	$2.38
Effective tax rate	21.66%	21.26%	21.78%	21.46%	20.85%
Tax equivalent net interest income	$235,010	$211,393	$211,060	$446,403	$419,834
Average total interest earning assets (1)	$33,839,655	$34,937,086	$32,556,658	$34,385,339	$31,921,220
Diluted wtd. average shares outstanding	119,920,218	120,616,095	122,272,952	120,266,234	122,337,157

RATIOS
Average loans to deposits (2)	53.93%	51.90%	57.78%	52.91%	59.73%
Return on total average assets	1.36	1.33	1.93	1.35	1.78
Return on average equity (3)	16.29	14.41	19.12	15.28	17.42
Non-interest income to total revenue	37.50	38.69	40.08	38.07	39.94
Efficiency ratio (4)	57.29	60.29	56.90	58.72	56.64
Net yield on interest earning assets	2.79	2.45	2.60	2.62	2.65

EQUITY SUMMARY
Cash dividends per share	$.265	$.265	$.250	$.530	$.500
Cash dividends on common stock	$31,935	$32,143	$30,760	$64,078	$61,559
Book value per share (5)	$22.29	$24.60	$28.47
Market value per share (5)	$65.65	$71.59	$71.01
High market value per share	$74.32	$74.72	$77.32
Low market value per share	$62.80	$66.28	$67.32
Common shares outstanding (5)	120,032,698	120,881,120	122,738,252
Tangible common equity to tangible assets (6)	7.56%	8.09%	9.91%
Tier I leverage ratio	9.45%	9.07%	9.36%

OTHER QTD INFORMATION
Number of bank/ATM locations	279	285	295
Full-time equivalent employees	4,579	4,563	4,590
(1)Excludes allowance for credit losses on loans and unrealized gains/(losses) on available for sale debt securities.
(2)Includes loans held for sale.
(3)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(4)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.
(5)As of period end.
(6)The tangible common equity ratio is calculated as stockholders’ equity reduced by goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets reduced by goodwill and other intangible assets (excluding mortgage servicing rights).
All share and per share amounts have been restated to reflect the 5% stock dividend distributed in December 2021.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (In thousands, except per share data)	For the Three Months Ended					For the Six Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
Interest income	$238,154	$211,782	$210,479	$216,981	$211,133	$449,936	$420,830
Interest expense	5,769	2,996	2,822	2,944	3,151	8,765	7,100
Net interest income	232,385	208,786	207,657	214,037	207,982	441,171	413,730
Provision for credit losses	7,162	(9,858)	(7,054)	(7,385)	(45,655)	(2,696)	(51,887)
Net interest income after credit losses	225,223	218,644	214,711	221,422	253,637	443,867	465,617
NON-INTEREST INCOME
Bank card transaction fees	43,873	42,045	44,773	42,815	42,608	85,918	80,303
Trust fees	46,792	47,811	48,893	48,950	46,257	94,603	90,384
Deposit account charges and other fees	25,564	22,307	25,493	25,161	23,988	47,871	46,563
Capital market fees	3,327	4,125	3,841	3,794	3,327	7,452	8,308
Consumer brokerage services	5,068	4,446	4,878	4,900	4,503	9,514	8,584
Loan fees and sales	3,246	4,235	5,248	6,842	7,446	7,481	17,630
Other	11,557	6,800	14,573	5,044	11,014	18,357	23,416
Total non-interest income	139,427	131,769	147,699	137,506	139,143	271,196	275,188
INVESTMENT SECURITIES GAINS (LOSSES), NET	1,029	7,163	(9,706)	13,108	16,804	8,192	26,657
NON-INTEREST EXPENSE
Salaries and employee benefits	142,243	135,953	132,640	132,824	130,751	278,196	259,784
Net occupancy	12,503	12,296	12,308	12,329	11,527	24,799	23,548
Equipment	4,734	4,568	4,691	4,440	4,605	9,302	8,958
Supplies and communication	4,361	4,713	4,430	4,530	4,033	9,074	8,158
Data processing and software	27,635	27,016	25,777	25,598	24,954	54,651	50,417
Marketing	5,836	6,344	5,395	5,623	5,680	12,180	10,838
Other	16,193	14,758	18,341	26,276	16,576	30,951	28,996
Total non-interest expense	213,505	205,648	203,582	211,620	198,126	419,153	390,699
Income before income taxes	152,174	151,928	149,122	160,416	211,458	304,102	376,763
Less income taxes	32,021	31,902	33,764	34,662	45,209	63,923	77,285
Net income	120,153	120,026	115,358	125,754	166,249	240,179	299,478
Less non-controlling interest expense	4,359	1,872	452	3,193	3,923	6,231	6,180
Net income attributable to Commerce Bancshares, Inc.	$115,794	$118,154	$114,906	$122,561	$162,326	$233,948	$293,298
Net income per common share — basic	$0.96	$0.97	$0.94	$1.00	$1.32	$1.93	$2.38
Net income per common share — diluted	$0.96	$0.97	$0.94	$0.99	$1.32	$1.93	$2.38

OTHER INFORMATION
Return on total average assets	1.36%	1.33%	1.28%	1.40%	1.93%	1.35%	1.78%
Return on average equity (1)	16.29	14.41	13.11	13.74	19.12	15.28	17.42
Efficiency ratio (2)	57.29	60.29	57.29	59.95	56.90	58.72	56.64
Effective tax rate	21.66	21.26	22.71	22.05	21.78	21.46	20.85
Net yield on interest earning assets	2.79	2.45	2.43	2.58	2.60	2.62	2.65
Tax equivalent net interest income	$235,010	$211,393	$210,424	$216,858	$211,060	$446,403	$419,834
(1)Annualized net income attributable to Commerce Bancshares, Inc. divided by average total equity.
(2)The efficiency ratio is calculated as non-interest expense (excluding intangibles amortization) as a percent of revenue.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - PERIOD END

(Unaudited) (In thousands)	Jun. 30, 2022	Mar. 31, 2022	Jun. 30, 2021
ASSETS
Loans
Business	$5,441,592	$5,508,508	$5,803,760
Real estate — construction and land	1,266,260	1,144,411	1,103,661
Real estate — business	3,215,578	3,109,668	3,017,560
Real estate — personal	2,836,835	2,820,076	2,793,213
Consumer	2,089,592	2,053,160	2,049,166
Revolving home equity	271,854	264,401	283,568
Consumer credit card	558,102	544,579	586,358
Overdrafts	6,814	14,211	2,978
Total loans	15,686,627	15,459,014	15,640,264
Allowance for credit losses on loans	(138,039)	(134,710)	(172,395)
Net loans	15,548,588	15,324,304	15,467,869
Loans held for sale	6,467	8,908	23,697
Investment securities:
Available for sale debt securities	13,700,308	14,780,494	13,291,506
Trading debt securities	34,195	31,380	29,002
Equity securities	8,546	9,284	8,678
Other securities	207,989	199,576	176,439
Total investment securities	13,951,038	15,020,734	13,505,625
Federal funds sold	26,000	—	5,945
Securities purchased under agreements to resell	1,450,000	1,825,000	1,300,000
Interest earning deposits with banks	684,994	1,260,813	2,161,644
Cash and due from banks	355,524	326,549	358,122
Premises and equipment — net	397,877	394,028	371,989
Goodwill	138,921	138,921	138,921
Other intangible assets — net	15,853	15,885	14,148
Other assets	860,108	671,651	508,202
Total assets	$33,435,370	$34,986,793	$33,856,162
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$11,102,585	$11,428,372	$11,085,286
Savings, interest checking and money market	16,063,064	16,751,632	14,654,696
Certificates of deposit of less than $100,000	404,096	422,992	478,838
Certificates of deposit of $100,000 and over	601,488	716,345	1,267,417
Total deposits	28,171,233	29,319,341	27,486,237
Federal funds purchased and securities sold under agreements to repurchase	2,234,296	2,317,461	2,318,228
Other borrowings	6,025	9,057	2,194
Other liabilities	348,503	367,532	555,673
Total liabilities	30,760,057	32,013,391	30,362,332
Stockholders’ equity:
Common stock	610,804	610,804	589,352
Capital surplus	2,682,161	2,678,025	2,424,157
Retained earnings	262,363	178,504	304,739
Treasury stock	(129,588)	(72,293)	(53,018)
Accumulated other comprehensive income	(766,894)	(434,400)	220,390
Total stockholders’ equity	2,658,846	2,960,640	3,485,620
Non-controlling interest	16,467	12,762	8,210
Total equity	2,675,313	2,973,402	3,493,830
Total liabilities and equity	$33,435,370	$34,986,793	$33,856,162

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE BALANCE SHEETS

(Unaudited) (In thousands)	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
ASSETS:
Loans:
Business	$5,385,181	$5,324,172	$5,191,844	$5,437,498	$6,211,610
Real estate — construction and land	1,225,267	1,134,902	1,228,237	1,168,566	1,088,433
Real estate — business	3,163,508	3,095,068	3,003,459	2,982,847	3,014,955
Real estate — personal	2,825,578	2,808,980	2,785,095	2,775,638	2,804,388
Consumer	2,070,560	2,040,200	2,043,690	2,041,263	2,004,625
Revolving home equity	272,280	273,859	276,464	281,689	287,031
Consumer credit card	537,681	540,844	559,429	566,406	575,725
Overdrafts	5,524	5,178	4,926	5,110	3,735
Total loans	15,485,579	15,223,203	15,093,144	15,259,017	15,990,502
Allowance for credit losses on loans	(134,670)	(149,685)	(162,428)	(172,112)	(200,801)
Net loans	15,350,909	15,073,518	14,930,716	15,086,905	15,789,701
Loans held for sale	7,933	9,383	11,203	16,021	23,389
Investment securities:
U.S. government and federal agency obligations	1,119,305	1,103,749	1,009,025	727,566	719,849
Government-sponsored enterprise obligations	55,762	51,770	50,777	50,785	50,793
State and municipal obligations	2,126,380	2,077,600	2,095,517	2,039,942	1,966,673
Mortgage-backed securities	7,158,252	7,316,609	7,141,249	7,115,419	6,685,407
Asset-backed securities	4,038,113	3,933,061	3,514,541	3,028,076	2,653,928
Other debt securities	643,463	636,247	629,643	608,642	605,772
Unrealized gain (loss) on debt securities	(851,110)	(174,297)	86,020	230,058	197,124
Total available for sale debt securities	14,290,165	14,944,739	14,526,772	13,800,488	12,879,546
Trading debt securities	43,904	40,686	46,513	32,238	34,955
Equity securities	9,094	9,498	9,171	8,756	4,914
Other securities	195,090	192,311	190,346	183,397	156,984
Total investment securities	14,538,253	15,187,234	14,772,802	14,024,879	13,076,399
Federal funds sold	4,269	1,053	564	792	1,338
Securities purchased under agreements to resell	1,703,569	1,733,887	1,669,835	1,633,205	937,372
Interest earning deposits with banks	1,248,942	2,608,029	2,856,992	2,602,896	2,724,782
Other assets	1,238,493	1,304,400	1,288,323	1,261,277	1,258,989
Total assets	$34,092,368	$35,917,504	$35,530,435	$34,625,975	$33,811,970

LIABILITIES AND EQUITY:
Non-interest bearing deposits	$11,209,680	$11,544,701	$11,919,268	$11,475,113	$11,109,198
Savings	1,609,694	1,563,093	1,507,199	1,484,923	1,474,391
Interest checking and money market	14,847,306	14,949,727	13,873,985	13,343,180	13,283,481
Certificates of deposit of less than $100,000	411,655	429,852	441,920	464,367	491,446
Certificates of deposit of $100,000 and over	648,728	862,232	1,105,480	1,289,665	1,354,685
Total deposits	28,727,063	29,349,605	28,847,852	28,057,248	27,713,201
Borrowings:
Federal funds purchased	113,128	23,356	20,848	13,606	23,292
Securities sold under agreements to repurchase	2,258,184	2,712,468	2,620,348	2,347,270	2,142,404
Other borrowings	2,029	768	1,078	347	978
Total borrowings	2,373,341	2,736,592	2,642,274	2,361,223	2,166,674
Other liabilities	139,986	505,644	562,102	667,786	527,401
Total liabilities	31,240,390	32,591,841	32,052,228	31,086,257	30,407,276
Equity	2,851,978	3,325,663	3,478,207	3,539,718	3,404,694
Total liabilities and equity	$34,092,368	$35,917,504	$35,530,435	$34,625,975	$33,811,970

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
AVERAGE RATES

(Unaudited)	For the Three Months Ended
	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021
ASSETS:
Loans:
Business (1)	3.16%	2.93%	3.16%	3.43%	3.15%
Real estate — construction and land	4.09	3.76	3.61	3.51	3.56
Real estate — business	3.70	3.38	3.41	3.46	3.49
Real estate — personal	3.27	3.28	3.21	3.27	3.31
Consumer	3.62	3.59	3.65	3.71	3.84
Revolving home equity	3.69	3.48	3.47	3.46	3.43
Consumer credit card	11.32	11.35	11.06	11.29	11.22
Overdrafts	—	—	—	—	—
Total loans	3.72	3.54	3.62	3.74	3.65
Loans held for sale	8.14	6.48	5.10	4.63	4.20
Investment securities:
U.S. government and federal agency obligations	4.93	3.42	3.11	5.74	5.52
Government-sponsored enterprise obligations	2.39	2.33	2.30	2.30	2.33
State and municipal obligations (1)	2.30	2.29	2.26	2.35	2.41
Mortgage-backed securities	1.99	1.98	1.40	1.53	1.11
Asset-backed securities	1.35	1.13	1.03	1.08	1.25
Other debt securities	1.97	2.00	2.07	2.04	2.06
Total available for sale debt securities	2.08	1.91	1.59	1.80	1.64
Trading debt securities (1)	2.46	1.84	1.54	1.01	1.19
Equity securities (1)	26.90	26.00	27.64	23.92	43.10
Other securities (1)	22.38	5.91	18.39	7.46	11.90
Total investment securities	2.36	1.97	1.82	1.89	1.78
Federal funds sold	1.79	.39	.70	.50	.60
Securities purchased under agreements to resell	1.03	1.24	1.62	2.19	4.46
Interest earning deposits with banks	.78	.18	.15	.15	.11
Total interest earning assets	2.86	2.49	2.47	2.62	2.64

LIABILITIES AND EQUITY:
Interest bearing deposits:
Savings	.04	.05	.08	.08	.08
Interest checking and money market	.06	.04	.04	.05	.05
Certificates of deposit of less than $100,000.20		.13	.14	.18	.27
Certificates of deposit of $100,000 and over	.29	.20	.14	.14	.20
Total interest bearing deposits	.07	.05	.05	.06	.07
Borrowings:
Federal funds purchased	.79	.12	.11	.10	.05
Securities sold under agreements to repurchase	.48	.10	.08	.08	.06
Other borrowings	2.37	.53	—	1.14	.82
Total borrowings	.50	.10	.08	.08	.06
Total interest bearing liabilities	.12%	.06%	.06%	.06%	.07%

Net yield on interest earning assets	2.79%	2.45%	2.43%	2.58%	2.60%
(1) Stated on a tax equivalent basis using a federal income tax rate of 21%.

Exhibit 99.1
COMMERCE BANCSHARES, INC. and SUBSIDIARIES
CREDIT QUALITY

	For the Three Months Ended					For the Six Months Ended
(Unaudited) (In thousands, except ratios)	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sep. 30, 2021	Jun. 30, 2021	Jun. 30, 2022	Jun. 30, 2021
ALLOWANCE FOR CREDIT LOSSES ON LOANS
Balance at beginning of period	$134,710	$150,044	$162,775	$172,395	$200,527	$150,044	$220,834
Provision for credit losses on loans	7,287	(10,686)	(8,474)	(5,961)	(27,433)	(3,399)	(37,788)
Net charge-offs (recoveries):
Commercial portfolio:
Business	19	77	90	65	(4,909)	96	(4,913)
Real estate — construction and land	—	—	—	—	—	—	1
Real estate — business	(1)	(7)	6	(5)	(85)	(8)	(65)
	18	70	96	60	(4,994)	88	(4,977)
Personal banking portfolio:
Consumer credit card	2,937	3,372	2,964	2,908	5,155	6,309	14,136
Consumer	633	808	919	496	378	1,441	1,141
Overdraft	425	358	375	243	148	783	301
Real estate — personal	(41)	22	(71)	(26)	(16)	(19)	(1)
Revolving home equity	(14)	18	(26)	(22)	28	4	51
	3,940	4,578	4,161	3,599	5,693	8,518	15,628
Total net loan charge-offs	3,958	4,648	4,257	3,659	699	8,606	10,651
Balance at end of period	$138,039	$134,710	$150,044	$162,775	$172,395	$138,039	$172,395
LIABILITY FOR UNFUNDED LENDING COMMITMENTS	$24,907	$25,032	$24,204	$22,784	$24,208

NET CHARGE-OFF RATIOS (1)
Commercial portfolio:
Business	—%	.01%	.01%	—%	(.32%)	—%	(.16%)
Real estate — construction and land	—	—	—	—	—	—	—
Real estate — business	—	—	—	—	(.01)	—	—
	—	—	—	—	(.19)	—	(.10)
Personal banking portfolio:
Consumer credit card	2.19	2.53	2.10	2.04	3.59	2.36	4.81
Consumer	.12	.16	.18	.10	.08	.14	.12
Overdraft	30.86	28.04	30.20	18.87	15.89	29.50	16.67
Real estate — personal	(.01)	—	(.01)	—	—	—	—
Revolving home equity	(.02)	.03	(.04)	(.03)	.04	—	.04
	.28	.33	.29	.25	.40	.30	.55
Total	.10%	.12%	.11%	.10%	.02%	.11%	.13%

CREDIT QUALITY RATIOS
Non-accrual loans to total loans	.05%	.05%	.06%	.07%	.07%
Allowance for credit losses on loans to total loans	.88	.87	.99	1.07	1.10

NON-ACCRUAL AND PAST DUE LOANS
Non-accrual loans:
Business	$6,314	$6,756	$7,312	$8,293	$8,839
Real estate — construction and land	—	—	—	—	—
Real estate — business	167	190	214	577	655
Real estate — personal	1,436	1,389	1,631	1,551	1,672
Total	7,917	8,335	9,157	10,421	11,166
Loans past due 90 days and still accruing interest	$11,909	$10,670	$11,726	$10,496	$12,338
(1) Net charge-offs are annualized and calculated as a percentage of average loans (excluding loans held for sale).

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2022
For the quarter ended June 30, 2022, net income amounted to $115.8 million, compared to $118.2 million in the previous quarter and $162.3 million in the same quarter last year. The decrease in net income compared to the previous quarter was primarily the result of an increase in the provision for credit losses, higher non-interest expense and lower securities gains. These decreases to net income were partly offset by higher net interest income and non-interest income. The net yield on interest earning assets grew 34 basis points to 2.79%. Average loans grew $262.4 million compared to the previous quarter, while average available for sale debt securities and average deposits declined $654.6 million and $622.5 million, respectively. For the quarter, the return on average assets was 1.36%, the return on average equity was 16.29%, and the efficiency ratio was 57.3%.

Balance Sheet Review
During the 2nd quarter of 2022, average loans totaled $15.5 billion, an increase of $262.4 million over the prior quarter, and declined $504.9 million, or 3.2%, from the same quarter last year. Compared to the previous quarter, average balances of business loans grew $61.0 million (includes a decline of $45.1 million in Paycheck Protection Program (PPP) average loan balances). Average construction and business real estate loan balances grew $90.4 million and $68.4 million, respectively. Period end loans increased $227.6 million compared to the prior quarter. During the current quarter, the Company sold certain fixed rate personal real estate loans totaling $36.6 million, compared to $55.6 million in the prior quarter.

Total average available for sale debt securities decreased $654.6 million compared to the previous quarter to $14.3 billion, at fair value. The decrease in investment securities was mainly the result of lower balances of mortgage-backed securities. During the current quarter, purchases of securities totaled $73.8 million with a weighted average yield of approximately 3.03%. Sales, maturities and pay downs were $715.4 million. At June 30, 2022, the duration of the investment portfolio was 3.8 years, and maturities and pay downs of approximately $2.2 billion are expected to occur during the next 12 months.

Total average deposits decreased $622.5 million this quarter compared to the previous quarter. The decrease in deposits mostly resulted from lower demand deposits and certificates of deposits of $335.0 million, and $231.7 million, respectively. Compared to the previous quarter, total average commercial and wealth deposits declined $672.4 million and $256.2 million, respectively, while total average consumer deposits increased $307.5 million. The average loans to deposits ratio was 53.9% in the current quarter and 51.9% in the prior quarter. The Company’s average borrowings, which include customer repurchase agreements, were $2.4 billion in the 2nd quarter of 2022 and $2.7 billion in the prior quarter.

Net Interest Income
Net interest income in the 2nd quarter of 2022 amounted to $232.4 million, an increase of $23.6 million compared to the previous quarter. On a tax equivalent basis, net interest income for the current quarter increased $23.6 million over the previous quarter to $235.0 million. The increase in net interest income was mainly due to higher income earned on investment securities and loans. The net yield on earning assets (tax equivalent) increased to 2.79%, compared to 2.45% in the prior quarter.

Compared to the previous quarter, interest income on loans (tax equivalent) increased $10.5 million, due to higher average rates this quarter. Interest on business, business real estate, and construction loans grew mostly due to higher average rates coupled with higher average loan balances. The average tax-equivalent yield on the loan portfolio increased 18 basis points to 3.72% this quarter.

Interest income on investment securities (tax equivalent) increased $15.6 million compared to the prior quarter, due to higher rates earned. Interest income earned on U.S. government and federal agency securities increased due to higher rates earned, which included the impact of $4.4 million in higher inflation income from Treasury inflation-protected securities. Additionally, $6.5 million of non-accrual interest was received on the sale of a private equity investment this quarter. At June 30, 2022, the Company recorded a $5.0 million adjustment to premium amortization, which increased interest income to reflect considerably slower forward prepayment speed estimates on mortgage-backed securities, but it was less than the $7.5 million adjustment recorded in the prior quarter. The yield on total investment securities was 2.36% in the current quarter, compared to 1.97% in the previous quarter.

The average rate paid on interest bearing deposits totaled .07% in the current quarter compared to .05% in the prior quarter. Interest expense on deposits increased $627 thousand this quarter compared to the previous quarter, while interest expense on securities sold under agreements to repurchase increased $2.0 million, due to a 38 basis point increase in the average rate paid. The overall rate paid on interest bearing liabilities was .12% in the current quarter compared to .06% in the prior quarter.

Non-Interest Income
In the 2nd quarter of 2022, total non-interest income amounted to $139.4 million, an increase of $284 thousand compared to the same period last year, and increased $7.7 million compared to the prior quarter. The increase in non-interest income compared to the same period last year was mainly

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2022
due to higher deposit, bank card, and sweep fees, mostly offset by lower loan fees and sales and a fair value adjustment on the Company’s deferred compensation plan assets. The increase in non-interest income compared to the prior quarter was mainly due to higher deposit account, sweep, bank card, and other fees.

Total net bank card fees in the current quarter increased $1.3 million, or 3.0%, over the same period last year, and increased $1.8 million compared to the prior quarter. Net corporate card fees increased $1.6 million, or 6.9%, over the same quarter of last year mainly due to higher interchange fee income, partly offset by higher rewards expense. Net debit card fees increased $28 thousand, or .3% and net merchant fees increased $39 thousand, or .8%, while net credit card fees decreased $393 thousand, or 9.6%. Total net bank card fees this quarter were comprised of fees on corporate card ($24.7 million), debit card ($10.5 million), merchant ($4.9 million) and credit card ($3.7 million) transactions.

In the current quarter, trust fees increased $535 thousand, or 1.2%, over the same period last year, resulting from higher private client fee income. Compared to the same period last year, deposit account fees increased $1.6 million, or 6.6%, mainly due to higher corporate cash management fees. Loan fees and sales, mostly mortgage banking revenue, declined $4.2 million, or 56.4%, compared to amounts recorded in the same quarter last year. Consumer brokerage fees increased $565 thousand, or 12.5%, compared to the same quarter last year.

Other non-interest income increased from the same period last year primarily due to higher sweep fees of $2.3 million and income of $2.2 million from a life insurance death benefit. These items were mostly offset by a $3.7 million decrease in fair value adjustment on the Company’s deferred compensation plan assets, which are held in a trust and recorded as both an asset and liability, affecting both other income and other expense. For the 2nd quarter of 2022, non-interest income comprised 37.5% of the Company’s total revenue.

Investment Securities Gains and Losses
The Company recorded net securities gains of $1.0 million in the current quarter, compared to gains of $7.2 million in the prior quarter and gains of $16.8 million in the 2nd quarter of 2021. Net securities gains in the current quarter primarily resulted from net fair value gains of $15.6 million in the Company’s private equity investment portfolio, mostly offset by losses of $9.6 million on sales of available for sale securities and a $4.3 million loss on the sale of an investment in the Company’s private equity portfolio. The Company received $6.5 million in nonaccrual interest, recorded in net interest income, upon the sale of the investment.

Non-Interest Expense
Non-interest expense for the current quarter amounted to $213.5 million, compared to $198.1 million in the same period last year and $205.6 million in the prior quarter. The increase in non-interest expense compared to the same period last year was mainly due to higher salaries expense, data processing and software expense, and travel and entertainment expense. The increase in non-interest expense compared to the prior quarter was mainly due to higher salaries expense, partially offset by lower benefits expense.

Compared to the 2nd quarter of last year, salaries and employee benefits expense increased $11.5 million, mostly due to higher full-time salaries expense, of $4.9 million and an accrual of $5.4 million for special bonuses to be paid to non-incentivized part-time and full-time employees in the 2nd half of 2022. Full-time equivalent employees totaled 4,579 and 4,590 at June 30, 2022 and 2021, respectively.

Compared to the same period last year, data processing and software expense increased $2.7 million due to higher software amortization, bank card processing fees and increased costs for service providers this quarter. Other non-interest expense decreased $383 thousand, mainly due to a decline of $3.7 million in the deferred compensation adjustment previously mentioned, mostly offset by increases in travel and entertainment expense, loan collection fees, and legal and professional fees of $1.3 million, $430 thousand, and $339 thousand, respectively.

Income Taxes
The effective tax rate for the Company was 21.7% in the current quarter, 21.3% in the previous quarter, and 21.8% in the 2nd quarter of 2021.

Credit Quality
Net loan charge-offs in the 2nd quarter of 2022 amounted to $4.0 million, compared to $4.6 million in the prior quarter and $699 thousand in the same period last year. The ratio of annualized net loan charge-offs to total average loans was .10% in the current quarter, .12% in the previous quarter, and .02% in the 2nd quarter of last year. Net loan charge-offs on personal banking loans decreased $638 thousand to $3.9 million.

In the 2nd quarter of 2022, annualized net loan charge-offs on average consumer credit card loans were 2.19%, compared to 2.53% in the previous quarter, and 3.59% in the same quarter last year. Consumer loan net charge-offs were .12% of average consumer loans in the current quarter, .16% in the prior quarter, and .08% in the same quarter last year.

At June 30, 2022, the allowance for credit losses on loans totaled $138.0 million, or .88% of total loans. Additionally, the liability for unfunded lending commitments at June 30, 2022 was $24.9 million, a

COMMERCE BANCSHARES, INC.
Management Discussion of Second Quarter Results
June 30, 2022
decrease of $125 thousand compared to the liability at March 31, 2022.

At June 30, 2022, total non-accrual loans amounted to $7.9 million, a decrease of $418 thousand from the previous quarter. At June 30, 2022, the balance of non-accrual loans, which represented .05% of loans outstanding, included business loans of $6.3 million, personal real estate loans of $1.4 million, and business real estate loans of $167 thousand. Loans more than 90 days past due and still accruing interest totaled $11.9 million at June 30, 2022.

Other
During the 2nd quarter of 2022, the Company paid a cash dividend of $.265 per common share, representing a 6.0% increase over the same period last year. The Company purchased 846,223 shares of treasury stock during the current quarter at an average price of $67.77.

Forward Looking Information
This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements.